For Further Information:

Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.walkingco.com
www.bigdogs.com

CONTACT:
Alexis Dilg
Investor Information
(805) 963-8727, ext. 1302
alexisd@bigdogs.com

For Immediate Release:
December 3, 2007

Big Dog Holdings, Inc. Announces Strong Start for
Holiday Sales for The Walking Company

Santa Barbara, California – December 3, 2007... Big Dog Holdings, Inc. (NASDAQ: BDOG; www.bigdogs.com;www.thewalkingcompany.com), a developer and retailer of branded, lifestyle consumer products, today reported that the holiday sales for The Walking Company were successfully launched with strong results over the Thanksgiving weekend.

Commented CEO Andrew Feshbach, “We are very pleased with our performance at The Walking Company.  For the three-day holiday weekend our comparative retail store sales increased approximately 20% over the prior year and our gross margins appear to be above last year's results for the holiday weekend.   In addition to our strong Thanksgiving weekend, comparative store sales have increased in the low double digits for October and November and we expect them to continue for the remainder of the year.  With margins holding above last year, we appear to be in a good position to achieve improved financial performance for The Walking Company for 2007.  Further, we have now expanded The Walking Company to 178 stores, with nine more stores opening in December and three underperforming stores closing by around year end. Looking into 2008, we appear poised to grow rapidly as we continue our store expansion and integrate our new acquisition (Natural Comfort Footwear) which is scheduled to close in early January.”

In regard to the Company’s Big Dog Sportswear subsidiary, Mr. Feshbach added, “The recent results for Big Dogs have continued per this year’s trend, which has been challenging.  However, holiday sales traditionally contribute a substantial portion of Big Dogs’ yearly sales, and we are focused on successfully executing our holiday sales plan for Big Dogs this season. With this goal in mind, we were able to achieve a better Thanksgiving weekend (approximately -2% comp store results) by promoting more aggressively and plan to continue that tactic for the remainder of the year.”

Big Dog Holdings, Inc. consists of Big Dog Sportswear and The Walking Company.  The Walking Company is the leading independent specialty retailer of high-quality, technically designed comfort shoes and accessories that features premium brands such as ECCO, Mephisto, Dansko, and Merrell, among many others.  The Walking Company operates stores in premium malls across the nation.   Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including activewear, casual sportswear, accessories and gifts. The BIG DOGS® brand image is one of quality, value and fun.  The BIG DOGS® brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners.  In addition to its retail stores, Big Dogs markets its products through its catalog, internet and corporate sales accounts.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future sales and other results of the Company could differ significantly from those statements. Further information on the Company’s risk factors is contained in the Company’s quarterly and annual reports as filed with the Securities and Exchange Commission.